Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-02943 and 333-142750 on Form S-8 of UCI Medical Affiliates, Inc. of our report dated April 8, 2010, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of UCI Medical Affiliates, Inc. for the year ended September 30, 2009.

/s/ ELLIOTT DAVIS, LLC

Columbia, South Carolina

April 8, 2010